                                                                  Exhibit 11.1

                          FIVE STAR QUALITY CARE, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (amounts in thousands, except per share amounts)


                                           Nine Months Ended              For the Year Ended
                                           September 30, 2001             December 31, 2000
                                           ------------------             ------------------

Net loss .................................     $  (760)                     $  (1,316)
                                               =======                      ==========
Weighted average
  shares outstanding(1) ..................       4,617                          4,617

Earnings per share .......................     $ (0.17)                     $   (0.29)
                                               =======                      ==========

(1) During the periods Five Star Quality Care, Inc. was a wholly owned subsidiary of Senior Housing Properties Trust. The weighted average shares outstanding assumes completion of the spin-off distribution and gives effect to common shares issued as part of Five Star Quality Care, Inc.'s acquisition of FSQ, Inc.